Exhibit 99.2

UNAUDITED FINANCIAL STATEMENTS OF ROAN RESOURCES LLC

AS OF JUNE 30, 2018 AND FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND 2017

INDEX

Financial Information	Page Number

Condensed Balance Sheets (Unaudited) as of June 30, 2018 and December 31, 2017	2

Condensed Statements of Operations (Unaudited) for the six months ended June 30, 2018 and 2017	3

Condensed Statement of Changes in Members’ Equity (Unaudited) for the six months ended June 30, 2018	4

Condensed Statements of Cash Flows (Unaudited) for the six months ended June 30, 2018 and 2017	5

Notes to Unaudited Condensed Financial Statements	7

Roan Resources LLC

Condensed Balance Sheets (Unaudited)

	June 30, 2018	December 31, 2017
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$24,376	$1,471
Accounts receivable
Oil, natural gas and natural gas liquid sales	21,347	74,527
Oil, natural gas and natural gas liquid sales – Affiliates	8,136	4,695
Joint interest owners	84,336	—
Affiliates	31,728	—
Other	—	320
Prepaid drilling advances	37,019	—
Derivative contracts	281	152
Other current assets	6,190	930

Total current assets	213,413	82,095
Long-term assets
Oil and natural gas properties, successful efforts method	2,187,486	1,876,951
Accumulated depreciation, depletion, amortization and impairment	(137,564)	(78,307)

Oil and natural gas properties, net	2,049,922	1,798,644
Other property and equipment, net	3,150	1,147
Deferred financing costs	3,326	2,710
Derivative contracts	—	996

Total assets	$2,269,811	$1,885,592

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$122,278	$10,245
Accounts payable and accrued liabilities – Affiliates	26,256	164,865
Revenue payable	74,128	—
Revenue payable – Affiliates	—	18,955
Drilling advances	47,605	—
Asset retirement obligations	416	—
Derivative contracts	49,424	9,279

Total current liabilities	320,107	203,344
Noncurrent liabilities
Long-term debt	284,639	85,339
Asset retirement obligations	12,158	10,769
Derivative contracts	10,664	1,371
Other	117	—

Total liabilities	627,685	300,823
Commitments and contingencies (Note 13)
Total members’ equity	1,642,126	1,584,769

Total liabilities and members’ equity	$2,269,811	$1,885,592

The accompanying notes are an integral part of these unaudited condensed financial statements.

Roan Resources LLC

Condensed Statements of Operations (Unaudited)

	For the Six Months Ended June 30,
	2018	2017
	(in thousands, except per unit amounts)
Revenues
Oil sales	$122,369	$29,001
Natural gas sales	21,458	18,039
Natural gas sales – Affiliates	9,439	—
Natural gas liquid sales	25,144	11,975
Natural gas liquid sales – Affiliates	13,127	—
(Loss) gain on derivative contracts	(64,216)	2,254

Total revenues	127,321	61,269
Operating Expenses
Production expenses	15,374	6,114
Gathering, transportation and processing	—	6,470
Production taxes	4,682	1,210
Exploration expenses	18,483	246
Depreciation, depletion and amortization	46,466	11,352
General and administrative	27,106	17,573

Total operating expenses	112,111	42,965
Total operating income	15,210	18,304
Other income (expense)
Interest expense, net	(2,886)	(177)

Net income	$12,324	$18,127

Earnings per unit
Basic	$0.00	$0.01

Diluted	$0.00	$0.01

Weighted average number of units outstanding
Basic	3,026,163	1,500,000

Diluted	3,026,163	1,500,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

Roan Resources LLC

Condensed Statement of Changes in Members’ Equity (Unaudited)

For the Six Months Ended June 30, 2018

(in thousands)
Balance at December 31, 2017	$1,584,769
Acquisition of oil and natural gas properties in exchange for equity units	39,906
Equity-based compensation	5,127
Net income	12,324

Balance at June 30, 2018	$1,642,126

The accompanying notes are an integral part of these unaudited condensed financial statements.

Roan Resources LLC

Condensed Statements of Cash Flows (Unaudited)

	For the Six Months Ended June 30,
	2018	2017
	(in thousands)
Cash flows from operating activities
Net income	$12,324	$18,127
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	46,466	11,352
Unproved leasehold amortization and impairment and dry hole expense	14,471	246
Amortization of deferred financing costs	341	—
Amortization of deferred rent	117	—
Loss (gain) on derivative contracts	64,216	(2,254)
Net cash (paid) received for derivative settlements	(13,911)	130
Equity-based compensation	5,127	—
Changes in operating assets and liabilities increasing (decreasing) cash:
Accounts receivable—Oil, natural gas and natural gas liquid sales	53,180	(423)
Accounts receivable—Oil, natural gas and natural gas liquid sales - Affiliates	(3,441)	—
Accounts receivable – Joint interest owners	(14,380)	(4,741)
Accounts receivable – Affiliates	(31,748)	—
Accounts receivable – Other	320	1,629
Prepaid drilling advances	(8,047)	—
Other current assets	(4,920)	(98)
Accounts payable and accrued liabilities	34,611	(3,869)
Accounts payable – Affiliates	(32,078)	—
Drilling advances	39,502	14,873
Revenue payable	21,335	(6,938)
Revenue payable – Affiliates	(18,955)	—

Net cash provided by operating activities	164,530	28,034
Cash flows from investing activities:
Acquisition of oil and natural gas properties	(22,935)	(38,824)
Development of oil and natural gas properties	(314,662)	(54,764)
Acquisition of other property and equipment	(2,371)	(113)
Purchase of investment	—	(3,000)

Net cash used in investing activities	(339,968)	(96,701)
Cash flows from financing activities:
Proceeds from borrowings	199,300	—
Deferred financing costs	(957)	—
Contributions from Citizen members	—	80,383

Net cash provided by financing activities	198,343	80,383

Net increase in cash and cash equivalents	22,905	11,716
Cash and cash equivalents, beginning of period	1,471	6,853

Cash and cash equivalents, end of period	$24,376	$18,569

The accompanying notes are an integral part of these unaudited condensed financial statements.

Roan Resources LLC

Condensed Statements of Cash Flows (Unaudited), continued

	For the Six Months Ended June 30,
	2018	2017
	(in thousands)
Supplemental disclosure of cash flow information:
Cash paid for interest, net of capitalized interest	$2,078	$177

Supplemental disclosure of non-cash investing activity:
Change in accrued capital expenditures	$(34,614)	$12,549
Acquisition of oil and natural gas properties for equity	$39,906	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

Roan Resources LLC

Notes to Unaudited Condensed Financial Statements

Note 1 – Business and Organization

Roan Resources LLC (the “Company” or “Roan”) was formed in May 2017 to engage in the acquisition, exploration, development, production, and sale of oil and natural gas reserves. The Company’s oil and natural gas properties are located in Central Oklahoma. The Company’s corporate headquarters is located in Oklahoma City, Oklahoma.

On August 31, 2017, the Company executed a contribution agreement (the “Contribution Agreement”) by and among the Company, Citizen Energy II, LLC (“Citizen”), Linn Energy Holdings, LLC (“LEH”) and Linn Operating, LLC (“LOI”, and together with LEH, “Linn”) pursuant to which, among other things, Citizen and Linn agreed to contribute oil and natural gas properties within an area-of-mutual-interest to the Company (collectively the “Contribution”). In exchange for their contributions, Citizen and Linn each received a 50% equity interest in the Company.

The contributions of oil and natural gas properties to Roan by Citizen and Linn were determined to meet the definition of a business. However, as Roan had no assets or operations prior to the Contribution, it was determined that Citizen was the acquirer for accounting purposes in accordance with ASC Topic 805, Business Combinations (“ASC 805”). As a result, the information in the accompanying financial statements and footnotes for the period prior to the Contribution reflects the historical results of Citizen. Citizen was formed in July 2014 to engage in the acquisition, exploration, development, production, and sale of oil and natural gas properties located in Central Oklahoma. For the period following the Contribution, the information in the accompanying financial statements and footnotes reflects the results of Roan. See Note 4 – Acquisitions for additional discussion of the business combination of the oil and natural gas properties contributed by Linn.

In conjunction with the Contribution Agreement, the Company entered into master services agreements with both Citizen and Linn (“MSAs”). Under the MSAs, Citizen and Linn provided certain services in respect to the oil and natural gas properties they contributed to the Company. Such services included serving as operator of the oil and natural gas properties contributed, land administration, marketing, information technology and accounting services. As a result of Citizen and Linn continuing to serve as operator of the contributed assets and contracting directly with vendors for goods and services for operations, Citizen and Linn collected amounts due from joint interest owners for their share of costs and billed the Company for its share of costs. The services provided under the MSAs ended in April 2018 when the Company took over as operator for the oil and natural gas properties contributed by Citizen and Linn. See Note 12 – Transactions with Affiliates for additional discussion of the MSAs and transactions with Citizen and Linn.

Note 2 – Summary of Significant Accounting Policies

For a description of the Company’s significant accounting policies, refer to Note 2 to the financial statements included in its 2017 annual financial report. The accompanying financial statements were prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Interim Financial Statements

The accompanying condensed financial statements as of December 31, 2017 were derived from the audited financial statements contained in the Company’s 2017 annual financial report. The unaudited interim condensed financial statements for the six months ended June 30, 2018 and 2017 were prepared by the Company in accordance with the accounting policies stated in the audited financial statements included in its 2017 annual financial report. In the opinion of management, the Company’s unaudited condensed financial statements reflect all known adjustments necessary to fairly state the financial position of the Company and its results of operations and cash flows for such periods. All such adjustments are of a normal, recurring nature. Certain information and disclosures normally included in financial statements prepared in conformity with GAAP have been condensed or omitted, although the Company believes that the disclosures contained herein are adequate to make the information presented not misleading. These unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s 2017 annual financial report.

Roan Resources LLC

Notes to Unaudited Condensed Financial Statements

Use of Estimates

The preparation of financial statements and related footnotes in conformity with GAAP requires that management formulate estimates and assumptions that affect revenues, expenses, assets, liabilities and the disclosure of contingent assets and liabilities. A significant item that requires management’s estimates and assumptions is the estimate of proved oil, natural gas and natural gas liquid (“NGLs”) reserves which are used in the calculation of depletion of the Company’s oil and natural gas properties and impairment, if any, of proved oil and natural gas properties. Changes in estimated quantities of its reserves could impact the Company’s reported financial results as well as disclosures regarding the quantities and value of proved oil and natural gas reserves. Although management believes these estimates are reasonable, actual results could differ from these estimates.

Recently Adopted Accounting Standards

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”). This guidance supersedes most of the existing revenue recognition requirements in GAAP and requires (i) an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services and (ii) requires expanded disclosures regarding the nature, amount, timing and certainty of revenue and cash flows from contracts with customers. Subsequent to the issuance of ASU 2014-09, the FASB issued additional guidance to assist entities with implementation efforts, including the issuance of ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), pertaining to the presentation of revenues on a gross basis (revenues presented separately from associated expenses) versus a net basis. This guidance requires an entity to record revenue on a gross basis if it controls a promised good or service before transferring it to a customer, whereas an entity records revenue on a net basis if its role is to arrange for another entity to provide the goods or services to a customer. Applying the guidance in ASU 2016-08 requires significant judgment in determining the point in time when control of products transfers to customers. Effective January 1, 2018, the Company adopted ASC 606 using the modified retrospective method of transition under which the standard is applied only to the most current period presented. Accordingly, comparative information has not been adjusted and continues to be reported under the previous revenue standard. See Note 3 – Revenue from Contracts with Customers for discussion of the impact upon adoption and the additional disclosures.

Recent Accounting Standards Issued Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This update applies to any entity that enters into a lease, with some specified scope exemptions. Under this update, a lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. While there were no major changes to the lessor accounting, changes were made to align key aspects with the revenue recognition guidance. This update will be effective for fiscal years beginning after December 15, 2018, including interim reporting periods within those fiscal years, with early application permitted. Entities will be required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company enters into lease agreements to support its operations, such as office space, vehicles, and drilling rigs. This ASU will not impact the accounting or financial presentation of the Company’s mineral leases. The Company is evaluating the impact of the adoption of this guidance on its financial statements.

Roan Resources LLC

Notes to Unaudited Condensed Financial Statements

Note 3 – Revenue from Contracts with Customers

The Company adopted ASC 606 on January 1, 2018 using a modified retrospective approach, which only applies to contracts that were not completed as of the date of initial application. The adoption did not require an adjustment to opening retained earnings for the cumulative effect adjustment. The adoption does not have a material impact on the timing of the Company’s revenue recognition or its financial position, results of operations, net income, or cash flows, but does impact the Company’s presentation of revenues and expenses under the gross-versus-net presentation guidance in ASU 2016-08.

The following table shows the impact of the adoption of ASC 606 on the Company’s current period results as compared to the previous revenue recognition standard, ASC Topic 605, Revenue recognition (“ASC 605”):

	Six months ended June 30, 2018
In thousands	Under ASC 606	Under ASC 605	Increase/ (decrease)
Revenues:
Oil sales	$122,369	$122,369	$—
Natural gas sales	30,897	39,181	(8,284)
Natural gas liquid sales	38,271	48,539	(10,268)

Operating expenses:
Gathering, transportation and processing	—	18,552	(18,552)
Net income	$12,324	$12,324	$—

Oil Sales

Most of the Company’s oil contracts transfer physical custody and title at or near the wellhead, which is commonly when control of the oil has been transferred to the purchaser. The Company’s oil production is primarily sold under market-sensitive contracts that are typically priced at a differential to the New York Mercantile Exchange (“NYMEX”) price. Any differentials incurred after the transfer of control of the oil are net against oil sales as they represent part of the transaction price of the contract. For its oil contracts, the Company generally records its sales based on the net amount received.

Natural Gas and NGL Sales

Most of the Company’s natural gas is sold at the wellhead or inlet to the processor’s facility, which is commonly when control of the natural gas has been transferred to the purchaser. The natural gas is sold under percentage of proceeds processing contracts. Under these contracts, the purchaser gathers the natural gas where it is produced and transports it via pipeline to natural gas processing plants where NGL products are extracted. The NGL products and remaining residue gas are then sold by the purchaser. Under the natural gas percentage of proceeds contracts, the Company receives a percentage of the value for the extracted NGLs and the residue gas.

Roan Resources LLC

Notes to Unaudited Condensed Financial Statements

For its natural gas processing contracts, the Company generally records its natural gas and natural gas liquid sales net of gathering, processing, and transportation expenses based on a principal versus agent assessment for individual contracts.

Performance Obligations

The Company satisfies the performance obligations under its oil and natural gas sales contracts through delivery of its production and transfer of control to a customer. Upon delivery of production, the Company has the right to receive consideration from its customers in amounts that correspond with the value of the production transferred.

The Company’s oil sales contracts are short-term in nature with a contract term of one year or less. For those contracts, the Company utilized the practical expedient in ASC 606-10-50-14 exempting the Company from disclosure of the transaction price allocated to remaining performance obligations if the performance obligation is part of a contract that has an original expected duration of one year or less.

For the Company’s natural gas and NGL sales contracts that have a contract term greater than one year, the Company utilized the practical expedient in ASC 606-10-50-14(A) which states the Company is not required to disclose the transaction price allocated to remaining performance obligations if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation. Under these sales contracts, each unit of product generally represents a separate performance obligation; therefore, future volumes are wholly unsatisfied, and disclosure of the transaction price allocated to remaining performance obligations is not required.

Contract Balances

The Company recognizes sales of oil, natural gas, and NGLs at a point in time when it satisfies a performance obligation and at that point the Company has an unconditional right to receive payment. Accordingly, these contracts do not give rise to contract assets or contract liabilities under ASC 606. The Company had accounts receivable related to revenue from contracts with customers of approximately $29.5 million as of June 30, 2018 which represent this unconditional right to receive payment.

Prior Period Performance Obligations

To record revenues for oil, natural gas and natural gas liquid sales, the Company estimates the amount of production delivered at the end of each month and the prices expected to be received for those sales. Differences between estimated revenues and actual amounts received for all prior months are recorded in the month payment is received from the customer. For the six months ended June 30, 2018, revenue recognized related to performance obligations satisfied in prior reporting periods was not material.

Note 4 – Acquisitions

Linn Acquisition

As noted in Note 1 – Business and Organization, in connection with the Contribution, the Company acquired from Linn certain oil and natural gas properties located in Central Oklahoma (the “Linn Acquisition”). In exchange for the contributed oil and natural gas properties, Linn received a 50% equity interest in the Company valued at approximately $1.3 billion based on the value of the business. At the time of the Linn Acquisition, the Company consisted of oil and natural gas properties contributed by Citizen and Linn. Accordingly, the fair value of the Company was primarily comprised of the fair value of these contributed oil and natural gas properties. See Note 10 – Equity for further discussion of the equity issued to Linn.

As the Linn Acquisition was determined to be a business combination as the acquired oil and natural gas properties met the definition of a business, the acquired assets and liabilities were recorded at fair value as of August 31, 2017,

Roan Resources LLC

Notes to Unaudited Condensed Financial Statements

the acquisition date. The following assumptions were used to determine the fair value of the oil and natural gas properties:

Discount rate	9.50%
Reserve risk factor (1)	35%-100%
Oil price	three years NYMEX WTI forward curve
Natural gas price	three years NYMEX Henry Hub forward curve
NGL price	39% of oil price
Price escalation (2)	2.00%

(1)	Possible reserves had a reserve risk factor of 35%, probable reserves had a reserve risk factor of 75%, and proved undeveloped reserves had a reserve risk factor of 90%.
(2)	Prices were escalated at the end of the forward curve

The following table summarizes the purchase price and allocation of the fair values of assets acquired and liabilities assumed (in thousands):

Consideration given
Equity units	$1,281,743

Allocation of purchase price
Inventory	205
Proved oil and natural gas properties	214,647
Unproved oil and natural gas properties	1,086,600

Total assets acquired	1,301,452
Asset retirement obligations	(7,547)
Revenue suspense	(12,162)

Total fair value of net assets acquired	$1,281,743

The following unaudited pro forma combined results of operations is provided for the six months ended June 30, 2017 as though the Linn Acquisition had been completed as of the earliest period presented at the time of the acquisition. The pro forma combined results of operations have been prepared by adjusting the historical results of the Company to include the historical results of the assets acquired in the Linn Acquisition.

These supplemental pro forma results of operations are provided for illustrative purposes only and do not purport to be indicative of the actual results that would have been achieved by the combined company for the periods presented or that may be achieved by the combined company in the future. The pro forma results of operations do not include any cost savings or other synergies that resulted, or may result, from the Linn Acquisition or any estimated costs incurred to integrate the Linn Acquisition.

Six Months Ended June 30, 2018
(in thousands)
Revenue	$101,474
Net income	$38,201

Roan Resources LLC

Notes to Unaudited Condensed Financial Statements

Acquisitions of Unproved Properties

During the year ended December 31, 2017, the Company acquired, from unrelated third parties, interests in approximately 23,400 net acres of leasehold in separately negotiated transactions for aggregate cash consideration of $49.7 million, all of which were accounted for as asset acquisitions and recorded as additions to unproved oil and natural gas properties.

As discussed in Note 12 – Transactions with Affiliates, Citizen and Linn acquired acreage during 2017 on the Company’s behalf for $63.0 million, which was included in accounts payable and accrued liabilities – affiliates at December 31, 2017. In March 2018, the Company paid Linn $22.9 million in cash and issued equity units to both Citizen and Linn to settle the amount due.

Note 5 – Oil and Natural Gas Properties

The Company’s oil and natural gas properties are in the continental United States. The oil and natural gas properties include the following:

	June 30, 2018	December 31, 2017
	(in thousands)
Oil and natural gas properties
Proved	$1,068,937	$750,492
Unproved	1,118,549	1,126,459
Less: accumulated depreciation, depletion, amortization and impairment	(137,564)	(78,307)

Oil and natural gas properties, net	$2,049,922	$1,798,644

The Company recorded depletion expense on capitalized oil and natural gas properties of $45.7 million and $11.3 million for the six months ended June 30, 2018 and 2017, respectively.

For the six months ended June 30, 2018, the Company recorded amortization expense on its unproved oil and natural gas properties of $14.5 million which is reflected in exploration expense on the accompanying statements of operations. There was no such expense recorded for the six months ended June 30, 2017. Unproved leasehold amortization for the six months ended June 30, 2018 reflects consideration of the Company’s drilling plans and the lease terms of our existing unproved properties. For the six months ended June 30, 2017, the Company recorded impairment expense on its unproved oil and natural gas properties of $0.2 million for leases which expired. No impairment of proved oil and natural gas properties was recorded for the six months ended June 30, 2018 and 2017.

Note 6 – Asset Retirement Obligations

The following is a reconciliation of the changes in the Company’s asset retirement obligation (“ARO”) for the six months ended June 30, 2018 (in thousands):

Asset retirement obligation, December 31, 2017	$10,769
Liabilities incurred or acquired	1,402
Revisions in estimated cash flows	—
Liabilities settled	—
Accretion expense	403

Asset retirement obligation, June 30, 2018	12,574
Less: current portion of obligations	416

Asset retirement obligation – long term	$12,158

Accretion expense is included in depreciation, depletion and amortization in the accompanying statements of operations.

Roan Resources LLC

Notes to Unaudited Condensed Financial Statements

Note 7 – Long-Term Debt

In September 2016, the Company entered into a credit agreement with lender with an initial borrowing base of $20.0 million (the “2016 Credit Facility”). In October 2016, the Company amended the 2016 Credit Facility to increase the borrowing base to $35.0 million from $20.0 million. Amounts borrowed under the 2016 Credit Facility bore interest at London Interbank Offered Rate (“LIBOR”) plus an applicable margin, based on the utilization percentage of the facility as provided for in the credit agreement. Additionally, the 2016 Credit Facility provided for a commitment fee of 0.25% and that was payable at the end of each calendar quarter.

In April 2017, the Company replaced its 2016 Credit Facility and entered into a two-year, $500.0 million credit facility (“Citizen 2017 Credit Facility”), which had an initial borrowing base of $82.5 million. In August 2017, the Citizen 2017 Credit Facility was terminated and the outstanding balance of $20.3 million was repaid.

In September 2017, the Company entered into a $750 million credit agreement with an initial borrowing base of $200.0 million and maturity on September 5, 2022 (the “2017 Credit Facility”). In April 2018 the redetermination resulted in an increase to the borrowing base to $425.0 million. Redetermination of the borrowing base of the 2017 Credit Facility occurs semiannually on or about October 1 and April 1. As of June 30, 2018, the Company had $284.6 million of outstanding borrowings and no letters of credit outstanding under the 2017 Credit Facility.

Amounts borrowed under the 2017 Credit Facility bear interest at LIBOR or the alternate base rate (“ABR”). Either rate is adjusted upward by an applicable margin, based on the utilization percentage of the 2017 Credit Facility. Additionally, the 2017 Credit Facility provides for a commitment fee of 0.50%, which is payable at the end of each calendar quarter. The pricing grid below shows the applicable margin for LIBOR rate loans depending on the Utilization Level (as defined in the credit agreement):

Utilization Level	Utilization	LIBOR Margin	Applicable Margin	Commitment Fee
Level I	< 25%	2.25%	1.25%	0.500%
Level II	>25% but <50%	2.50%	1.50%	0.500%
Level III	>50% but <75%	2.75%	1.75%	0.500%
Level IV	>75% but <90%	3.00%	2.00%	0.500%
Level V	> 90%	3.25%	2.25%	0.500%

The 2017 Credit Facility contains representations, warranties, covenants, conditions and defaults customary for transactions of this type, including but not limited to: (i) limitations on liens and incurrence of debt covenants; (ii) limitations on the sale of property, mergers, consolidations and other similar transactions covenants; (iii) limitations on investments, loans and advances covenants; and (iv) limitations on dividends, distributions, redemptions and restricted payments covenants. Additionally, the Company is limited from hedging in excess of 80% of its projected production per its internal forecast for the next two years. For periods after the next two years, the limit is based on proved reserves per the most recent reserve report. If the amount of borrowings outstanding exceed 50% of the borrowing base, the Company is required to hedge a minimum of 50% of the future production expected to be derived from proved developed reserves for the next eight quarters per its most recent reserve report.

The 2017 Credit Facility also contains financial covenants requiring the Company to comply with a leverage ratio of the Company’s consolidated debt to consolidated EBITDAX (as defined in the credit agreement) for the period of four fiscal quarters, or annualized with available financial information until four fiscal quarters are available, then ended of not more than 4.00 to 1.00 and a current ratio of the Company’s consolidated current assets to consolidated current liabilities (as defined in the credit agreement) as of the fiscal quarter ended of not less than 1.00 to 1.00.

As of June 30, 2018, the Company was in compliance with the covenants under the 2017 Credit Facility.

Roan Resources LLC

Notes to Unaudited Condensed Financial Statements

Note 8 – Derivative Instruments

The Company utilizes fixed price swaps and basis swaps to manage the price risk associated with forecasted sale of its oil and natural gas production. Fixed price swaps are settled monthly based on differences between the fixed price specified in the contract and the referenced settlement price. Basis swaps are settled monthly based on differences between a fixed price differential and the applicable market price differential. When the referenced settlement price is less than the price specified in the contract, the Company receives an amount from the counterparty based on the price difference multiplied by the volume. Similarly, when the referenced settlement price exceeds the price specified in the contract, the Company pays the counterparty an amount based on the price difference multiplied by the volume.

The following table represents the Company’s open commodity contracts at June 30, 2018:

	2018	2019	2020	Total
Oil fixed price swaps
Volume (Mbbl)	2,576	4,608	410	7,594
Weighted-average price per bbl	$57.45	$58.66	$60.19	$58.33
Natural gas fixed price swaps
Volume (Bbtu)	16,284	21,900	5,005	43,189
Weighted-average price per mmbtu	$2.94	$2.90	$2.69	$2.89
Natural gas basis swaps
Volume (Bbtu)	9,200	10,950	—	20,150
Weighted-average price per mmbtu	$0.54	$0.55	$—	$0.55

The Company nets the fair value of derivative instruments by counterparty in the accompanying balance sheets where the right to offset exists. See Note 9 – Fair Value Measurements for further information regarding the fair value measurement of the Company’s derivatives.

The Company has elected to not account for commodity derivative instruments as hedging instruments, gains or losses resulting from the change in fair value along with the gains or losses resulting in settlement of derivative contracts are reflected in loss on derivative contracts included in the statement of operations. For the six months ended June 30, 2018, loss on derivative contracts was $64.2 million, which includes $13.9 million of net loss on derivatives settled in 2018. For the six months ended June 30, 2017, gain on derivative contracts was $2.25 million which includes $0.1 million of net gain on derivatives settled in 2017.

Note 9 – Fair Value Measurements

The Company measures and reports certain assets and liabilities on a fair value basis and has classified and disclosed its fair value measurements using the following levels of the fair value hierarchy:

Level 1— Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets as of the reporting date.

Level 2— Observable market-based inputs or unobservable inputs that are corroborated by market data. These are inputs other than quoted prices in active markets included in Level 1 that are either directly or indirectly observable as of the reporting date.

Level 3— Unobservable inputs that are not corroborated by market data and may be used with internally developed methodologies that result in management’s best estimate of fair value.

Roan Resources LLC

Notes to Unaudited Condensed Financial Statements

Assets and liabilities that are measured at fair value are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, which may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The determination of the fair values, stated below, considers the market for the Company’s financial assets and liabilities, the associated credit risk and other factors. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

The Company recognizes transfers between fair value hierarchy levels as of the end of the reporting period in which the event or change in circumstances causing the transfer occurred. During the six months ended June 30, 2018, the Company did not have any transfers between Level 1, Level 2 or Level 3 fair value measurements.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company’s recurring fair value measurements are performed for its commodity derivatives.

Commodity Derivative Instruments

Commodity derivative contracts are stated at fair value in the accompanying balance sheets. The Company adjusts the valuations from the valuation model for nonperformance risk and for counterparty risk. The fair values of the Company’s commodity derivative instruments are classified as Level 2 measurements as they are calculated using industry standard models using assumptions and inputs which are substantially observable in active markets throughout the full term of the instruments. These include market price curves, contract terms and prices, credit risk adjustments, implied market volatility and discount factors. The following table presents the amounts and classifications of the Company’s derivative assets and liabilities as of June 30, 2018 and December 31, 2017, as well as the potential effect of netting arrangements on contracts with the same counterparty (in thousands):

	June 30, 2018
	Level 1	Level 2	Level 3	Gross Fair Value	Netting	Carrying Value
Assets
Current commodity derivatives	$—	$3,208	$—	$3,208	$(2,927)	$281
Long-term commodity derivatives	—	2,064	—	2,064	(2,064)	—

Total assets	$—	$5,272	$—	$5,272	$(4,991)	$281

Liabilities
Current commodity derivatives	$—	$(52,351)	$—	$(52,351)	$2,927	$(49,424)
Long-term commodity derivatives	—	(12,728)	—	(12,728)	2,064	(10,664)

Total liabilities	$—	$(65,079)	$—	$(65,079)	$4,991	$(60,088)

Roan Resources LLC

Notes to Unaudited Condensed Financial Statements

	December 31, 2017
	Level 1	Level 2	Level 3	Gross Fair Value	Netting	Carrying Value
Assets
Current commodity derivatives	$—	$2,856	$—	$2,856	$(2,704)	$152
Long-term commodity derivatives	—	2,182	—	2,182	(1,186)	996

Total assets	$—	$5,038	$—	$5,038	$(3,890)	$1,148

Liabilities
Current commodity derivatives	$—	$(11,983)	$—	$(11,983)	$2,704	$(9,279)
Long-term commodity derivatives	—	(2,557)	—	(2,557)	1,186	(1,371)

Total liabilities	$—	$(14,540)	$—	$(14,540)	$3,890	$(10,650)

Non-Recurring Fair Value Measurements

The Company’s non-recurring fair value measurements include the purchase price allocations for the fair value of assets and liabilities acquired through business combinations and the determination of the grant date fair value of the Company’s performance share units. The fair value of assets and liabilities acquired through business combinations is calculated using a discounted-cash flow approach using level 3 inputs. The fair value of assets or liabilities associated with purchase price allocations is on a non-recurring basis and is not measured in periods after initial recognition. The grant date fair value of the Company’s performance share units is determined using a Monte Carlo simulation model and is classified as a Level 3 measurement. Please refer to Note 4 —Acquisitions and Note 11 – Performance Share Units for additional discussion.

Other Financial Instruments

The Company’s financial instruments, not otherwise recorded at fair value, consist primarily of cash, trade receivables, trade payables, and long-term debt. The carrying values of cash and cash equivalents, accounts payable, revenue payable, and accounts receivable approximate fair values due to the short-term maturities of these instruments and the carrying value of long-term debt approximates fair value as the applicable interest rates are variable and reflective of market rates.

Note 10 – Equity

The Company’s operations are governed by the provisions of the Amended and Restated LLC Agreement (“LLC Agreement”), effective August 31, 2017, and the Company has one class of membership interests outstanding. The membership units (the “Units”) represent capital interests in the Company. Distributions are made pro rata in accordance with their membership interests. As of June 30, 2018, the Company had 10.0 billion Units authorized and 3.04 billion Units issued and outstanding. Pursuant to the LLC Agreement (and as is customary for limited liability companies), the liability of the Members is limited to their contributed capital.

In connection with the Contribution in August 2017, the Company issued 1.5 billion Units, which represents a 50% equity interest in the Company, to Linn in exchange for the contribution of oil and natural gas properties. See Note 4 – Acquisitions for additional discussion of the Linn Acquisition. Additionally, the Company issued 1.5 billion Units, which represents a 50% equity interest in the Company, to Citizen in exchange for the contribution of oil and natural gas properties. The fair value of the Units issued to Citizen was the same as the Units issued to Linn.

As discussed in Note 4 – Acquisitions, Citizen and Linn acquired acreage during 2017 on the Company’s behalf. In March 2018, the Company issued 19.2 million Units to each Citizen and Linn for the additional leasehold acreage.

Roan Resources LLC

Notes to Unaudited Condensed Financial Statements

For the period January 1, 2017 through August 31, 2017, Citizen’s operations were governed by the provisions of the Citizen Amended and Restated Operating Agreement (“Citizen Operating Agreement”), effective February 29, 2016, and Citizen had two classes of membership interests outstanding, Class A and Class B. Class A represented capital interests in Citizen and Class B represented interests in profits, losses and distributions. Distributions were made to the Series A and Series B Members pro rata in accordance with their membership interests; however, once the Class A received an internal rate of return threshold of 9% prior to distributions to any other class of interest, the Class B received a percentage of distributions in excess of their membership interests based on the terms of the Citizen Operating Agreement.

Citizen’s Class B units were considered profits interest and are accounted for in accordance with ASC Topic 710 (“ASC 710”), Compensation – general. No compensation expense has been recorded with respect to the Class B units because no distributions have occurred.

The Company’s Unit activity for the six months ended June 30, 2018 is as follows (in thousands):

Issued and outstanding units, December 31, 2017	3,000,000
Units issued in exchange for contribution of oil and natural gas properties	38,500

Issued and outstanding units, June 30, 2018	3,038,500

Note 11 – Performance Share Units

The Company has adopted an equity-based compensation plan (“the Plan”), which provides for future grants of options, unit appreciation rights, restricted units, phantom units, unit awards, performance awards and other unit-based awards. The Company has reserved 105 million Units for delivery with respect to these awards.

The Company grants performance share units (“PSUs”) pursuant to the terms of the Plan and individual performance share unit agreements. The percent of awarded PSUs in which each recipient vests, if any, will range from 0% to 200% based on the Company’s value on December 31, 2020 (“Performance Period End Date”). The Company’s value on the Performance Period End Date will be determined by (a) if prior to an initial public offering, the value of the Company determined in good faith by a designated committee of the Board of Managers of the Company, or (b) if on or following an initial public offering, the market value of the public entity determined with reference to the volume-weighted average price of the publicly traded securities of the public entity for the 30 consecutive trading days immediately preceding the Performance Period End Date, as reported on the stock exchange composite tape. Each vested PSU is exchangeable for one Unit of the Company.

The following table summarizes information related to the total number of PSUs awarded as of June 30, 2018:

	Number of Units	Weighted Average Fair Value	Total Fair Value ($ in thousands)
Units outstanding at December 31, 2017	16,350,000	$1.41	$23,054
Units granted	6,325,000	$2.05	$12,966
Units vested	—	$—	$—

Units outstanding at June 30, 2018	22,675,000	$1.59	$36,020

Compensation expense associated with the PSU awards for the six months ended June 30, 2018 was $5.1 million and is included in general and administrative expenses on the accompany statement of operations. Unrecognized expense as of June 30, 2018 for all outstanding PSU awards was $30.6 million and will be recognized over a weighted-average remaining period of 2.50 years.

The grant date fair value of the PSUs was determined using a Monte Carlo simulation model, which results in an estimated percentage of performance share units earned and estimated Company value on the Performance Period End Date. The grant date fair value of the PSUs is expensed on a straight-line basis from the grant date to the Performance Period End Date.

Roan Resources LLC

Notes to Unaudited Condensed Financial Statements

The following assumptions were used for the Monte Carlo simulation model to determine the grant date fair value and associated compensation expense for the PSU awards granted during the six months ended June 30, 2018:

Company enterprise value	$4.56 billion
Equity volatility	34.0%
Weighted average risk-free interest rate	1.96%

Note 12 –Transactions with Affiliates

Management Service Agreements

For the six months ended June 30, 2018, the Company incurred approximately $10.0 million in charges related to the services provided under the MSAs which are recorded in general and administrative expenses in the accompanying statements of operations.

Through April 2018, Citizen and Linn billed the Company for its share of operating costs in accordance with the MSAs. At December 31, 2017, the Company had $55.5 million and $46.5 million due to Linn and Citizen, respectively, included in accounts payable and accrued liabilities – affiliates in the accompanying balance sheets. At December 31, 2017, the Company had $19.0 million due to Linn and Citizen for revenue suspense associated with the oil and gas properties contributed to the Company. In April 2018, the services provided by Citizen and Linn under the MSAs ended and the Company took over as operator for the oil and natural gas properties contributed by Citizen and Linn.

Accounts receivable – affiliates at June 30, 2018, of $31.7 million primarily related to the Company’s share of revenue less direct operating expenses associated with production from oil and natural gas properties during the period Citizen and Linn served as operator.

In conjunction with the conclusion of the MSAs, the Company assumed certain working capital accounts, totaling $112.6 million, associated with the properties contributed from Citizen and Linn. At June 30, 2018, amounts due to Linn of $26.3 million were included in accounts payable and accrued liabilities – affiliates in the accompanying balance sheets and reflect amounts owed to Linn for the working capital accounts acquired, partially offset by amounts due to the Company for revenue associated with production from oil and natural gas properties Linn operated on the Company’s behalf.

Acquisition of Acreage

As provided for in the Contribution Agreement, Citizen and Linn acquired additional acreage within an area of mutual interest on behalf of the Company. As of December 31, 2017, the additional acreage acquired totaled $63.0 million and the Company reflected the amount due to Citizen and Linn in accounts payable and accrued liabilities – affiliates. See Note 4 – Acquisitions and Note 10 – Equity for further discussion of the settlement of the payable due to Citizen and Linn related to the additional acquired acreage.

Natural Gas Dedication Agreement

The Company has a gas dedication agreement with Blue Mountain Midstream LLC (“Blue Mountain”), which is a subsidiary of Linn. Amounts due from Blue Mountain at June 30, 2018 and December 31, 2017 are reflected as accounts receivable – oil, natural gas, and natural gas liquids sales – affiliates in the accompanying balance sheets and represent accrued revenue for the Company’s portion of the production sold to Blue Mountain due to the Company. Sales to Blue Mountain are reflected as natural gas sales—affiliates and natural gas liquids sales – affiliates in the accompanying statements of operations. There were no such sales to Blue Mountain during the six months ended June 30, 2017. See further discussion of this gas dedication agreement in Note 13 – Commitments and Contingencies.

Roan Resources LLC

Notes to Unaudited Condensed Financial Statements

Note 13 – Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may at times be subject to claims and legal actions. Management believes it is remote that the impact of such matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Environmental Matters

The Company is subject to various federal, state and local laws and regulations relating to the protection of the environment. These laws, which are often changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. The Company has established procedures for the ongoing evaluation of its operations to identify potential environmental exposures and to comply with regulatory policies and procedures. At June 30, 2018, the Company had no environmental matters requiring specific disclosure or requiring the recognition of a liability.

Natural Gas Dedication Agreements

The Company has dedicated its natural gas production from the oil and natural gas properties contributed by Citizen under an agreement with a third party. Under this dedication agreement, the Company is required to deliver its natural gas production from a geographic area, as defined in the agreement, through November 2030. There is no specified volume or volume penalty in the agreement.

For the oil and natural gas properties contributed by Linn, the Company assumed Linn’s dedication agreement with Blue Mountain. The agreement with Blue Mountain requires the Company to deliver all of its natural gas production from its oil and natural gas properties in the contract area, as defined in the agreement, through November 2030. There is no specified volume or volume penalty in the agreement.

Volume Commitment

The Company has a minimum volume delivery commitment of natural gas of 18,250,000 mcf by November 2021. Under this commitment, the Company is required to deliver natural gas from a specified area, as defined in the agreement. As of June 30, 2018, the Company has delivered 3,989,236 mcf under this commitment. In the event that the Company is unable to meet this natural gas volume delivery commitment, it would incur deficiency fees of $0.625 per mcf.

Note 14 – Subsequent Events

Management has evaluated subsequent events through September 17, 2018, which is the date the financial statements were available to be issued. No events or transactions other than those already disclosed have occurred subsequent to the balance sheet date that might require recognition or disclosure in the financial statements.